Exhibit 21.1

SUBSIDIARIES OF WHOLE FOODS MARKET, INC.

Name	State or Jurisdiction of Incorporation or Organization
Allegro Coffee Company	Colorado
Bowie Strategic Investments, Inc.	Delaware
Fresh & Wild Holding Limited	England and Wales
Fresh & Wild Limited *	England and Wales
Mrs. Gooch’s Natural Food Markets, Inc. *	California
Nature’s Heartland, Inc.	Massachusetts
The Sourdough, A European Bakery, Inc.	Texas
WFM Beverage Corp.*	Texas
WFM Beverage Holding Company	Texas
WFM Cobb Properties Investments, LLC	Delaware
WFM Gift Card, LLC	Virginia
WFM Hawaii, LLC*	Hawaii
WFM Intermediary New England Energy, LLC	Delaware
WFM IP Investments, Inc.	Delaware
WFM IP Management, Inc.	Delaware
WFM Kansas, LLC*	Kansas
WFM Medical and Wellness Centers, Inc.	Delaware
WFM Nashville Ventures, LLC	Delaware
WFM Nebraska, LLC	Delaware
WFM Northern Nevada, Inc.*	Delaware
WFM Online, Inc.	Delaware
WFM Private Label, L.P.	Delaware
WFM Private Label Management, Inc.	Delaware
WFM Procurement Investments, Inc.	Delaware
WFM Properties Holdings, Inc.	Delaware
WFM Purchasing, L.P.	Delaware
WFM Purchasing Management, Inc.	Delaware
WFM Select Fish, Inc.	Delaware
WFM Southern Nevada, Inc.*	Delaware
WFM-WO, Inc.	Delaware
Whole Food Company, Inc.*	Louisiana
Whole Foods Market – WO, Inc.	British Columbia
Whole Foods Market California, Inc.*	California
Whole Foods Market Canada, Inc.	Canada
Whole Foods Market Distribution, Inc.	Delaware
Whole Foods Market Group, Inc.*	Delaware
Whole Foods Market IP, L.P.	Delaware
Whole Foods Market Pacific Northwest, Inc.*	Delaware
Whole Foods Market Procurement, Inc.	Delaware
Whole Foods Market Rocky Mountain/Southwest, L.P.*	Texas
Whole Foods Market Rocky Mountain/Southwest I, Inc.	Delaware
Whole Foods Market Services, Inc.	Delaware
Whole Foods Market Southwest Investments, Inc.	Delaware
Whole Journeys, Inc.	Delaware
*    Doing business as Whole Foods Market